Exhibit 99.1

News Release

For Immediate Release

Catasys Announces Signing of Agreement with Capital BlueCross

Los Angeles, CA – October 31, 2018 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced that it has entered into an agreement with Capital BlueCross, a community-based health insurer serving members in 21 counties in Central Pennsylvania and the Lehigh Valley. Beginning the first quarter of 2019, eligible Capital BlueCross commercial members will be able to take advantage of Catasys’ OnTrak solution, an integrated 52-week program that identifies, engages and treats members with untreated behavioral health conditions that exacerbate chronic medical disease and result in unnecessarily higher medical costs.

“Reaching members who are dealing with behavioral health conditions is critically important to their treatment and recovery. By utilizing Catasys’ OnTrak, we are able to provide help to those who previously would have been difficult to identify,” said Dr. Jennifer Chambers, Chief Medical Officer and Senior Vice President Clinical Solutions. “Depression, anxiety and substance use disorders can lead to other conditions affecting overall health and wellness. In working with Catasys to identify members who are in need of valuable behavioral health services, we look forward to seeing the positive impacts of this partnership.”

OnTrak specifically addresses anxiety, depression and substance use disorders among health plan members who may avoid behavioral care, and whose untreated or undertreated behavioral conditions negatively impact co-morbid medical conditions. By uniquely engaging these members in a program that produces durable behavior change, OnTrak can significantly improve the quality of members’ lives while reducing healthcare costs.

“We are excited to begin this partnership with Capital BlueCross,” said Rick Anderson, Catasys President and Chief Operating Officer. “We look forward to supporting eligible members of this health plan, who are often suffering in silence, with our integrated OnTrak program that can dramatically improve their lives.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

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Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

About Capital BlueCross

Capital BlueCross, headquartered in Harrisburg, Pa., is the leading health solutions and insurance company in Central Pennsylvania and the Lehigh Valley. A partner in the community’s health for 80 years, Capital BlueCross offers health insurance products, services and technology solutions that provide peace of mind to consumers and promote health and wellness for our customers.

More than a health insurer, the company delivers innovative solutions through a family of diversified businesses that is creating a healthier future and lowering health care costs. Among these solutions are patient-focused care models, leading-edge data analytics, and digital health technologies. Additionally, Capital BlueCross is growing a network of Capital Blue health and wellness centers that provide in-person service and inspiration to help people reach their health goals. Capital BlueCross is an independent licensee of the BlueCross BlueShield Association. For more information, visit capbluecross.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Patricia Rouhafza, 310-444-4346